kpmg

          KPMG LLP                               Telephone  (604) 691-3000
          Chartered Accountants                  Telefax  (604) 691-3031
          Box 10426, 777 Dunsmuir Street         www.kpmg.ca
          Vancouver BC  V7Y 1K3
          Canada






CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statements on Form S-8 of Destiny Media Technologies Inc. (the ?Company?) of our report dated October 11, 2002, relating to the consolidated balance sheets of the Company as at August 31, 2002 and 2001, and the related consolidated statements of operations, stockholders? deficiency, and cash flows for the years then ended, which report appears in the August 31,
2002 Annual Report on Form 10-KSB of the Company. Our report dated October 11, 2002 contains an explanatory paragraph that states that the Company has incurred recurring losses from operations and has a working capital deficiency that raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


?KPMG LLP? (signed)


Chartered Accountants

Vancouver, British Columbia
November 27, 2002

[[[[      KPMG  LLP,  a Canadian owned limited liability partnership established under the laws of Ontario, is the Canadian member firm of KPMG International, a Swiss nonoperating association.